SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 21, 2004

Neurologix, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-13347	06-1582875
(State or other jurisdiction of	(Commission	I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

ONE BRIDGE PLAZA, FORT LEE, NEW JERSEY	07024
(Address of principal executive offices)	(Zip Code)

(201) 592-6451
(Registrant's telephone number, including area code)

None
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 21, 2004, the registrant amended its Neurologix, Inc. (formerly known as Arinco Computer Systems Inc. and Change Technology Partners, Inc.) 2000 Stock Option Plan (the "2000 Plan") to increase the aggregate number of shares of common stock of the registrant which may be granted from time to time under the 2000 Plan by 1,000,000 shares from 800,000 to 1,800,000.

On September 21, 2004, the board of directors determined to hire Michael Sorell, M.D. as the chief executive officer of the registrant. The registrant intends to enter into a definitive employment with Dr. Sorell with respect to the terms and conditions of his employment with the registrant. The employment agreement will provide for an initial term of employment of 18 months, which will automatically be extended by an additional 18 months absent notice to the contrary from either party. The agreement will further provide that Dr. Sorell will serve as the chief executive officer of the registrant and as a member of the registrant's board of directors. Dr. Sorell will receive an annual base salary of $150,000, which is subject to automatic increase (to an annual salary of between $175,000 and $200,000) upon the achievement of specified performance objectives of the registrant. Dr. Sorell's annual bonus will be at the discretion of the registrant's board of directors and will depend upon the achievement of goals to be specified by the board of directors.

In connection with his appointment as chief executive officer of the registrant, on September 21, 2004, the registrant has granted to Dr. Sorell options to purchase 1,150,000 shares of the registrant's common stock. These options were issued under the registrant's 2000 Plan and have a per-share exercise price of $0.75. The option is divided into two parts, a base grant and an incentive grant. The base grant consists of 250,000 options and is scheduled to vest as follows: 25,000 shares on the date of grant, 100,000 shares on March 31, 2005, 100,000 shares on December 31, 2005 and 25,000 shares on March 31, 2006. The incentive grant consists of 900,000 options and will vest as to 300,000 shares upon the achievement of specified financing goals of the registrant and with respect to the remaining 600,000 over the 24 month period subsequent to the achievement of such financing goals (subject to the termination of some or all of the options if certain financing goals are not met). The options have a maximum 10 year term and are subject to accelerated vesting in the event that Dr. Sorell's employment is terminated by the registrant without cause, due to his death or disability or upon a change in control of the registrant.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 21, 2004, Martin J. Kaplitt, M.D. withdrew as president of the registrant. As a result of Dr. Kaplitt's withdrawal from such office, Dr. Kaplitt also ceased to serve as the chief executive officer of the registrant and that office also became vacant. Dr. Kaplitt remains the chairman of the registrant's board of directors, which the board of directors designates as an executive position. The board of directors elected Dr. Sorell to fill the vacancy created by Dr. Kaplitt's withdrawal from office and to serve as a member of the board of directors of the registrant. As of the date of the filing of this report, it has not been determined on which committees, if any, Dr. Sorell will serve. There is no arrangement or understanding between Dr. Sorell and any other person pursuant to which Dr. Sorell was selected as an officer and director of the registrant.

Dr. Sorell, 56, has been managing member of MS Capital Advisors LLC, an investment banking and advisory firm based in Washington, CT since 1996. From 1986 to 1992 and from 1994 to 1996, Dr. Sorell was with Morgan Stanley & Co. in various capacities including biotechnology and pharmaceuticals analyst and lastly as emerging growth strategist and executive director. From 1992 to 1994, Dr. Sorell was a partner in a joint venture with Essex Investment Management, a Boston-based investment management firm. Previously, Dr. Sorell was a director of clinical research at Schering-Plough Corporation. As a physician, Dr. Sorell specialized in pediatric oncology, and was a member of the attending staff at Memorial Sloan-Kettering Cancer Center in New York City where he was among the founders of its Bone Marrow Transplant Unit. Dr. Sorell received his medical degree from the Albert Einstein College of Medicine, Bronx, NY, and studied at the Visiting Professionals Program at the New York University Graduate School of Business with a major in finance.

The material terms of the employment agreement to be entered into between the registrant and Dr. Sorell are described above in Item 1.01.

On September 22, 2004, the registrant issued a press release regarding Dr. Sorrel's appointment as chief executive officer of the registrant and to the registrant's board of directors. Such press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(c)    Exhibits.

See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROLOGIX, INC.

Dated: September 24, 2004	By: /s/Mark S. Hoffman
Name: Mark S. Hoffman
Title: Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 22, 2004 (furnished herewith)